Submission of Proposals to a Vote of Shareholders

The annual meeting of shareholders of the Fund was held on April 13, 2017. The following is a summary of the proposals submitted to shareholders for vote at the meeting and votes cast.

Proposal

Votes for

Votes
against
Votes
abstain
ed
Broker
Non-Vote
Preferred
Shares
Election of
John L.
Harrington as
trustee until
the 2020
annual
meeting

6,121,865
..227

685,375.
639

64.159.
403


Common and
Preferred
Shares




Approve an
Agreement
and Plan of
Redomesticati
on that
provides for
the
reorganizatio
n of the Fund
from a
Delaware
statutory trust
to a Maryland
statutory trust
(the
"Redomestica
tion"), and
related
Redomesticati
on, by holders
of common
shares and
preferred
shares of the
Fund, voting
together as a
single class
2,759,501
..538
482,312.
681
29,779.
325
3,599,806
..725

In addition to the trustee elected at the annual meeting, as noted above, the following trustees continued in office after the Fund's annual meeting: Barry M. Portnoy, Adam D. Portnoy,
Joseph L. Morea and Jeffrey P. Somers.